Liquidity Services, Inc. Q1 2022 Earnings Conference Call February 3, 2022 10:30 AM ET

Company Participants

William Angrick - Chief Executive Officer and Chairman of the Board of Directors

Jorge Celaya - Executive Vice President and Chief Financial Officer

Conference Call Participants

Gary Prestopino - Barrington Research

Operator

Welcome to the Liquidity Services Incorporated First Quarter and Fiscal Year 2022 Financial Results Conference Call. My name is Venessa, and I will be your operator for today’s call. Please note that this conference call is being recorded. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session.

On the call today are Bill Angrick, Liquidity Services’ Chairman and Chief Executive Officer; and Jorge Celaya, its Executive Vice President and Chief Financial Officer. They will be available for questions after their prepared remarks.

The following discussion and responses to your questions reflect Liquidity Services management’s views as of today, February 3, 2022, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact a financial result is included in today’s press release and filings with the SEC, including the most recent annual report on Form 10-K. As you listen to today’s call, please have the press release in front of you, which includes Liquidity Services’ financial results as well as metrics and commentary on the quarter.

During this call, Liquidity Services management will discuss certain non-GAAP financial measures, and its press release and filings with the SEC, each of which is posted on its website. You will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. Liquidity Services management also uses certain supplemental operating data as a measure of certain components of operating performance, which they also believe is useful for management and investors. This supplemental operating data includes gross merchandise volume, and should not be considered a substitute for or superior to GAAP results.

At this time, I will now turn the presentation over to Liquidity Services CEO, Mr. Bill Angrick.

William Angrick

Good morning, and welcome to our Q1 earnings call. I’ll review our Q1 performance and provide an update on key strategic initiatives. Next, Jorge Celaya will provide more details on the quarter.

Long-term investments in our people, products and outstanding customer service have been rewarded with surging volume as we set an all-time quarterly GMV record during Q1. And in Q1 we surpassed our previously stated goal of reaching $1 billion in annualized GMV.

As the world’s largest marketplace for surplus goods, Liquidity Services powers the $100 billion-plus circular economy. By ensuring that every piece of used equipment and returned consumer merchandise quickly finds a second life and stays out of the landfill system. We deploy a sophisticated set of technology, software and data-driven services to deliver on this mission in the most efficient manner with the highest financial recovery and lowest carbon footprint for our customers.

Our mission and value proposition are resonating with sellers as we grew our GMV by 37% year-over-year in Q1 to approximately $260 million, an all-time record and our sixth consecutive quarter of 20%-plus annual GMV growth.

Our growth was broad-based across every sector of the economy, including energy, transportation, construction, retail consumer goods, industrial manufacturing, and our newest vertical real estate.

Our proven track record of delivering superior financial returns and lower supply chain costs for our customers is driving more higher-value goods to be listed and sold on our marketplace platform on a sustained basis. And one example this past month, we sold two Bell helicopters on our marketplace for the City of Jacksonville, Florida. These items generated over $1 million of proceeds to the client attracting over 30,000 unique buyers and thousands of bids for these assets.

Our mission and value proposition is also resonating with buyers. During Q1, the number of registered buyers on our platform grew to more than $4.7 million, which provides our retail, industrial and government agency sellers superior execution for the sale of their assets.

During Q1, the number of completed transactions and auction participants on our platform were up 39% and 24% year-over-year, respectively reflecting the growing liquidity in our marketplace.

Finally, our mission and value proposition are resonating with our current and prospective employees and benefits our efforts to acquire and retain top talent to execute our business plan.

As we take aim at our next leg of growth, we grew our headcount in Q1 by approximately 12% year-over-year, principally in the areas of technology, business development, marketing and operations. These incremental investments and talent are directly tied to capturing market share and delivering long-term shareholder value.

Our market share expansion and growth is the result of long-term secular trends. And the associated investments we’ve made in our marketplace platform to drive digital transformation in the supply chain could benefit buyers, sellers, and the planet. It is also important to underscore that our business at Liquidity Services is resilient and performs well in both periods of economic expansion and contraction.

Indeed, our marketplace plays a vital role in solving the needs of both large enterprises and small businesses in navigating several macro trends, including the growth of online commerce, which drives more product returns; increasing product obsolescence as organizations adopt next-generation technologies; and the shared goal of reducing waste and CO2 footprints through smart asset redeployment and remarketing strategies in every sector, a global economy.

Our e-commerce marketplace solutions are well positioned to continue to power the $100 billion-plus circular economy and deliver value to shareholders through our ability to unleash the intrinsic value of surplus through our marketplace platforms. Our platforms ignite and enable a self-reinforcing cycle of value creation, where buyers and sellers attract one another in ever-increasing numbers.

The result is a continuous flow of goods, that becomes increasingly valuable as more participants join our platform, thereby creating positive network effects that benefit sellers, buyers and our shareholders.

Given our progress, we have established a new near-term target objective of scaling to $1.5 billion in annualized GMV. And accordingly, we are aggressively investing in our people, product and technology to achieve this target. These investments will enable us to capture the market opportunity and key asset categories such as heavy equipment, vehicles, industrial and consumer goods and real estate, and accelerate our growth in the second half of fiscal year 2022 and drive us towards our new target of 1.5 billion in annualized GMV.

With a profitable growing business, we continue to look for intelligent uses of cash, including these outlined organic growth initiatives, to further penetrate and realize opportunities in our existing markets, share repurchases and tuck-in acquisitions.

In closing, we thank our team members across Liquidity Services for their dedication to our mission, to power the circular economy and build a better future for surplus.

I’ll now turn it over to Jorge for more details on the quarter.

Jorge Celaya

Good morning. Our first quarter results reflect continued momentum in our GovDeals segments and another strong quarter from our CAG segments. These results also reflect additional resources in our sales, marketing and technology groups and the investments in our new AllSurplus Deals growth initiative and the operating capacity expansion in the Northeast for our RSCG segment.

We are targeting our efforts and investments to support and generate profitable growth across our segments as we anticipate accelerated GMV growth in the second half of fiscal year 2022 to early 2023.

We completed the first quarter of fiscal year 2022 with $260.2 million in GMV, an all-time quarterly record that exceeds the $1 billion annualized goal we set forth previously. GMV was up 37% from $190.4 million in the same quarter last year. Revenue for this first fiscal quarter was $66.7 million, a 20% increase compared to the same quarter last year.

As consignment GMV sales grow faster than purchase GMV sales, and more so, the self-service component of consignment GMV. Revenue as a percent of GMV would be expected to lower as we have indicated previously. This change in mix has been part of our long-term strategy. We anticipate growth in real estate sales to reduce the ratio of revenue to GMV, given lower average take rates, with this being a high-value category.

However, despite this lower ratio of revenue to GMV, gross margins for real estate are expected to be similarly as strong as our self-service low touch businesses, including GovDeals and maps the corresponding low operating expense, high leveraged business model in line with our GovDeals segment.

Net income for this first quarter was $3.6 million, resulting in diluted earnings per share of $0.10. Non-GAAP adjusted EBITDA was $9.4 million, an improvements over the same quarter last year. We hold $91.3 million in cash and a debt-free balance sheet after completing the acquisition of Bid4Assets on November 1 for $11.1 million net of cash received, and spending $3 million in share repurchases during the quarter.

As of December 31, 2021, we have $17 million in authorization to repurchase shares, and the potential to pay up to $37.5 million in earn-out base upon Bid4Assets performance over the 2020-year calendar year. We currently anticipate some incremental earn-out payments in fiscal year 2023’s first quarter, with a potential final payments during the second fiscal quarter of 2023.

Specifically, comparing segment results for this first quarter to the same quarter last year, our GovDeals segment was up 46% on GMV and 29% on revenue; our retail or RSCG segment was up 3% on GMV and up 11% on revenue; and our CAG segment was up 60% on GMV and up 42% on revenue; Machinio was up 34% on revenue.

We expect the seasonal decline in Q2 of fiscal year 2022 in advance of our typical strong third quarter. GovDeals fundamentals and trends remain solid, CAG’s pipeline remains strong and retail continues to diversify and execute on transforming our investments into additional growth. While these business’ growth initiatives gain traction, we anticipate lower profits in the short-term for Q2 of fiscal year 2022, combined with the GovDeals seasonality and change in mix for CAG project days sales this coming quarter.

We also expect the GovDeals segment GMV to be further boosted by the combination with Bid4Assets as fiscal year 2022 progresses, and we leverage Bid4Assets subject matter focus and GovDeals expansive government clients base.

Our second quarter of fiscal year 2022 guidance range for GMV is above the same period last year from 25% to 40% of the low to high end of our guidance range respectively. As confinement GMV sales grow faster than under the purchase model and we integrate the sales from our growing real estate business, the ratio of revenue as a percentage of GMV is expected lower due to mix and results in a slower revenue growth percentage versus GMV growth from this strategic business model shift.

Our profit guidance for the second quarter of fiscal year 2022 is at or below the same period last year, mainly reflecting the increased costs for sales, marketing and technology to generate and respond to the growth we expect in the second half of fiscal year 2022 and beyond.

As a reminder, resulting from a reversal of our tax valuation allowance in the fourth quarter of fiscal year 2021 due to our stronger level of profitability trends, Our effective tax rate is now expected to be approximately 18% to 24% during fiscal year 2022. This higher effective tax rate will have no significant corresponding increase to cash paid for income taxes for 2022, yet has a negative year-over-year comparable impact to our fiscal year 2022 net income and earnings per share.

Management’s guidance for the second quarter of fiscal year 2022 is as follows. We expect GMV to range from $260 million to $290 million. GAAP net income is expected to range from $1.5 million to $4.5 million, with a corresponding GAAP diluted earnings per share ranging from $0.04 to $0.13 per share.

We estimate non-GAAP adjusted EBITDA to range from $6.5 million to $9.5 million. Non-GAAP adjusted diluted earnings per share is estimated in the range of $0.11 to $0.20 per share.

The GAAP and non-GAAP earnings per share guidance assumes that we have approximately 35.2 million fully diluted weighted average shares outstanding for the second quarter of fiscal year 2022.

We will now take your questions.

Question-and-Answer Session

Operator

Thank you. We will now begin our question-and-answer session. [Operator Instructions] We have our first question from Gary Prestopino with Barrington Research. Please go ahead. Your line is open.

Gary Prestopino

Good morning, all. Couple of questions here. First of all, Bill, are you going to – could you just give us some idea of what the organic growth in GMV was? Are you going to make that metric public or not?

William Angrick

The integration of the businesses will make that more difficult to provide over time, but independent of Bid4Assets, we were in line with that six consecutive quarters of 20%-plus GMV growth, Gary.

Gary Prestopino

Okay.

William Angrick

So the core business is performing well.

Gary Prestopino

And you only had two months of Bid4Assets, right?

William Angrick

Correct.

Gary Prestopino

It’s closed on the [indiscernible] Okay. Good. All right. And then in terms of the revenue to GMV, and the net revenue to GMV, I got it measured total revenue to GMV 25.6%, net revenue to GMV about 15% this quarter. With a full quarter growth in Bid4Assets, Jorge, do you expect those numbers to – percentages to scale down from where they were in Q1?

Jorge Celaya

Yes. And pretty much in line with what I said last quarter, which was that over the course of the year, that ratio of revenue to GMV where it used to be in the high 20s now is going to be more in the low 20s.

Gary Prestopino

Okay.

Jorge Celaya

And it’s going to go in that direction as the year progresses.

Gary Prestopino

All right, that’s good. And then one of the things that you mentioned in the release was that there were some sellar constraints in the RSCG segments in the quarter. Could you just elaborate that – on that?

William Angrick

Was that in – Jorge, in your business outlook section?

Gary Prestopino

No, no, you said that RSCG, I’m sorry. You had 3% growth, diversified seller product flows, and – but it was magnified by selective seller capacity constraints. I’m trying to get an idea of what was going on there?

William Angrick

Well, the – I think certainly, you’ve seen the retail industry struggle with getting product to store, product to ship, the backlog in the ports. It’s well publicized. And the markets reflected that challenge and availability of product. So I think that’s something that is resolving itself and some of the indications in this last two to four weeks has indicated that the ports are starting to free up, and I think that would normalize that issue.

Gary Prestopino

Okay. So that leads me into my next question in terms of the outlook, as you look in the back half of this year, you’re saying that you’re going to see an acceleration in growth overall versus the first half of the year? And maybe if you could go market-by-market and give us some of the the rationales for what you’re talking about in terms of growth going forward, that would help us just understand the dynamics of what’s going on with the business?

William Angrick

Sure. Well, I think, first of all, across the entire business, we’ve front loaded significant headcount improvement and business development, seller facing marketing, and product development, which is essentially enhancing functionality to meet seller needs, which would trigger more activity on our marketplace.

So, that investment certainly is a cost that we’re carrying in the first half of the year without the return on that investment, showing up immediately that that return will begin to reveal itself as we move through the June and September quarters.

In the GovDeals marketplace, we have 15,000 government agency clients that are now being presented with the opportunity to fold their real estate sales into the relationship. We have probably the longest standing subject matter expert for managing online real estate sales with government entities and Bid4Assets that’s helping drive that capture of the opportunity.

So we certainly expect that based on contractual relationships, we will realize significant improvement in the real estate category as we move through the year. And when we bought Bid4Assets, Gary, we outlined that we believe that this is a $1 billion GMV business opportunity. Now it’s going to take a few years to get it. But I think we’ll make a material game in towards that goal in the first year of owning Bid4Assets. So I think that stair step is going to start to reveal itself as we move to the second half of the year.

The core GovDeals business is moving up the value chain to capture higher value construction equipment, transportation equipment, vehicle fleets, power generation assets. And with an infrastructure bill flowing into the local municipal government budgets, we think there’s opportunity for many of our clients to rotate to the newer assets and that will free free up more used equipment to be moving through the GovDeals business.

Gary Prestopino

Okay.

William Angrick

We’re very sanguine on that. On the retail business, we are picking up market share, and we’re expanding our footprint to respond to needs expressed by many of our retail clients who are moving closer to high densely population centers with their last-mile delivery centers. That’s creating more volume for our e-commerce and omni-channel partners, but also more returns.

So our Pittston, PA facility is a great example of us creating a value-added solution for clients who expect more returns to be coming from the densely populated Northeast region. We’re also picking up more business in our existing markets as people have emerged from COVID still with the habit to buy higher-value goods online, the expensive home theater electronics items, furniture and houseware items, exercise equipment, lawn and garden equipment, building tools, do-it-yourself home improvement items, all that’s flowing through e-commerce and eventually coming back through our channel into the retail supply chain through marketplace.

So that is an important part of what we’re doing to boost capacity and volume in the retail business. Also, we’ve created a new AllSurplus Deals direct-to-consumer channel, which is essentially the same underlying technology platform that AllSurplus provides, but providing a stream of goods to end users who have an insatiable appetite for less than new deals price goods, and we’re leveraging a distribution center that we have there. And we’re seeing good uptake of that solution. And we’ll keep people updated on it. It’s still early, but we feel that’s another way to boost our market share in the retail business.

The manufacturing side, I’d also want to underscore for retail business, lots of products that manufacturers take back from retailers are flowing through our marketplace. But because we’ve provided the full suite of refurbishing capabilities to certify condition of these items and then offer them in a way that helps protect the manufacturers’ brands. And that’s an area of retail that we’re going to continue to grow.

On the capital asset side, that’s a business that’s grew 60% in the last quarter. We are seeing broad-based adoption of the digital solutions by manufacturers who have plants in multiple regions, equipment in multiple regions and you have some massive rotation and technology, you look at electric vehicles affecting automotive, you have a lot of semiconductor electronics manufacturing equipment that’s highly sought after in the used marketplace as new supplies been curtailed.

Most of our clients are very focused on asset redeployment and remarketing because of their corporate objectives around sustainability. And we provide the AssetZone asset management service attached to our marketplace, which is highly prized for these clients. In fact, we’ll be sharing an award in the next few weeks from a Fortune 500 company, who saved over $10 million with us by redeploying assets using our software and services.

So there are lots of themes around massive technology shifts and industrial markets, the priority of advancing sustainability strategies. And companies just wanted to be very liquid with their balance sheets and using our channel to recover value from these assets that’s helping grow the CAG marketplace.

And I would also add our investment in a cloud-based marketplace system with all these tools and the ability to take payment and settle transactions and all the reporting that lives in the cloud has been very valuable to our buyers and sellers over the last few years, but this is an investment, Gary that we began several years ago.

And we were ready to be very nimble as various restrictions were placed due to the COVID policies, or healthcare restraints, travel constraints. So that’s been a nice bright spot for us. And we have a very strong business development pipeline in the CAG business and we expect that to continue.

Gary Prestopino

Okay. I’ll let somebody else go.

Operator

Your line is still open, sir. If you have any further questions, you can proceed.

Gary Prestopino

Okay, thanks. Yeah, just another thing, Bill, the strong global pipeline of project-based GMV going into Q3 2022, when you’re talking about something like that, is that – you’re getting commitments from these companies that to sell product online that far in advance, because…?

William Angrick

Yeah, in some cases, there’s some dismantling or other preconditions to the assets being put to sale. And we were brought in early in that process to help the client navigate all pre-sale conditions, but we have visibility to some very meaningful asset sales.

Gary Prestopino

Can you give us some idea of what that growth in that pipeline looks like?

William Angrick

Well, I think compared to where we were a year ago, we’re up about 50%.

Gary Prestopino

Okay, that’s great news.

William Angrick

And these projects sometimes span multiple quarters. But what we like is that, we’re offering these Fortune 500, Fortune 1000 companies a full range of both self-directed solutions, as well as fully managed services. And the uptake in our self-directed platform has been very robust. We have a lot of energy companies, which is another strong performer for us in the quarter, a lot of energy companies that historically would have asked us to come out and handle assets, and do all of the pre and post-sale work.

Now through our cloud-based system, these clients are able to upload their assets directly from multiple locations throughout the world. It’s great for the client, it’s great for us, a very high margin business and one that the client really has embraced.

Gary Prestopino

So they’re taking advantage of the self-serve?

William Angrick

Absolutely.

Gary Prestopino

Okay. And then just lastly, with the investments that you’re making, which are all good for growth, that’s capable of taking you to a $1.5 billion run rate of GMV. As you stair step growth from there, will you be needing to make, I would assume, you’d be needing to make further investments? Or I mean, I guess what I’m getting at is, is what kind of capacity does your current platform infrastructure support once you’re done with the investment this year?

William Angrick

We believe – I think we will have set ourselves up to support growth far beyond the $1.5 billion. There is a core group that is bringing on new verticals like real estate, heavy equipment, we’re doing some natural product enhancement on that self-directed business, because that’s growing rapidly.

So we would think we could go beyond the $1.5 billion, call it, another $1 billion and ahead of that $2 billion to $3 billion of GMV with the core infrastructure that we build coming out of fiscal 2022.

Gary Prestopino

Okay, great. I appreciate you taking my question and keep up the good work. Thank you.

William Angrick

Thank you.

Operator

And thank you, sir. And we have no further questions at this time. Ladies and gentlemen, this concludes our call. We thank you for participating. You may now disconnect.